As filed with the Securities and Exchange Commission on March 3, 2017.

Registration No. 333‑

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Edge Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	300 Connell Drive, Suite 4000 Berkeley Heights, NJ 07922	26-4231384
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

EDGE THERAPEUTICS, INC. 401(K) PROFIT SHARING PLAN

NON-QUALIFIED STOCK OPTION INDUCEMENT AWARDS

(Full Title of the Plan)

Brian A. Leuthner
President and Chief Executive Officer
Edge Therapeutics, Inc.
300 Connell Drive, Suite 4000
Berkeley Heights, NJ 07922
(Name and address of agent for service)
(800) 208-3343
(Telephone number, including area code, of agent for service)

Copies of all communications to:
W. Bradford Middlekauff, Esq. Senior Vice President, General Counsel and Secretary Edge Therapeutics, Inc. 300 Connell Drive, Suite 4000 Berkeley Heights, NJ 07922	David S. Rosenthal, Esq. Dechert LLP 1095 Avenue of the Americas New York, NY 10036 (212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of Edge Therapeutics, Inc., par value $0.00033 per share (“Common Stock”)	315,000(1)	$10.17(2)	$3,203,550(2)	$372
Common Stock	150,000(3)	$9.81(4)	$1,471,500(4)	$171
TOTAL	465,000	N/A	$4,675,050	$543

(1)
Represents (i) 85,000 shares of Common Stock of Edge Therapeutics, Inc. (the “Registrant”) that are issuable upon the exercise of non-qualified stock option awards granted to Harry Sacks on July 1, 2016 with a per share exercise price of $10.65, (the “Sacks Inducement Award”), (ii) 150,000 shares of Common Stock of the Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Daniel Brennan on November 1, 2016 with a per share exercise price of $10.09 (the “Brennan Inducement Award”) and (iii) 80,000 shares of Common Stock of the Registrant that are issuable upon the exercise of non-qualified stock option awards granted to Alyssa Wyant on March 1, 2017 with a per share exercise price of $9.81 (the “Wyant Inducement Award”, together with the Sacks Inducement Award and the Brennan Inducement Award, the “Inducement Awards”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Inducement Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	This calculation is made pursuant to Rule 457(h) of the Securities Act. The price shown is based upon the weighted average exercise prices of the Inducement Awards.

(3)
Represents 150,000 shares of Common Stock of the Registrant that are issuable under the Edge Therapeutics, Inc. 401(k) Profit Sharing Plan (the “Plan”) in connection with the Registrant’s matching of contributions made by employees under the Plan with shares of Common Stock. Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(4)
This calculation is made pursuant to Rule 457(c) of the Securities Act. The price shown is based upon the average of the high and low selling price per share of Common Stock on March 1, 2017, as reported by the NASDAQ Stock Market.

EXPLANATORY NOTE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) by the Registrant to register 150,000 shares of Common Stock issuable under the Plan in connection with the Registrant’s matching of contributions made by employees under the Plan with shares of Common Stock.

In addition, this Registration Statement on Form S-8 registers shares of Common Stock issuable upon exercise of the options granted pursuant to the Inducement Awards, as described below. To induce the individuals listed below to accept employment with the Registrant, the Registrant granted the Inducement Awards on the dates detailed below:

•	a non-qualified stock option to purchase 85,000 shares of Common Stock of the Registrant granted to Harry Sacks on July 1, 2016;

•	a non-qualified stock option to purchase 150,000 shares of Common Stock of the Registrant granted to Daniel Brennan on November 1, 2016; and

•	a non-qualified stock option to purchase 80,000 shares of Common Stock of the Registrant granted to Alyssa Wyant on March 1, 2017.

The Inducement Awards were approved by the Registrant’s Board of Directors (or a committee thereof) in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Edge Therapeutics, Inc. 2014 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by the Registrant, are incorporated herein by reference:

(a)  the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 2, 2017 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which contain the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)   the description of the Registrant’s Common Stock, contained in its registration statement on Form 8-A, which was filed with the Commission on September 25, 2015; and

(c) all reports and other documents hereafter filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K).

Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission, until the information contained in such document is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

As permitted by the Delaware General Corporation Law, the Registrant has entered into and intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index

Item 9.	Undertakings

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(2)(ii) do not apply if the information required to be included in a post-effective amendment of this Registration Statement by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on this 3rd day of March, 2017.

EDGE THERAPEUTICS, INC.
By:	/s/ Brian A. Leuthner
Brian A. Leuthner
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian A. Leuthner, Andrew J. Einhorn and W. Bradford Middlekauff, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, with the Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Brian A. Leuthner Brian A. Leuthner	President and Chief Executive Officer and Director (Principal Executive Officer)	March 3, 2017

/s/ Andrew J. Einhorn Andrew J. Einhorn	Chief Financial Officer (Principal Financial Officer)	March 3, 2017

/s/ Albert N. Marchio, II Albert N. Marchio, II	Chief Accounting and Administrative Officer (Principal Accounting Officer)	March 3, 2017

/s/ Sol Barer Sol Barer	Chairman, Board of Directors	March 3, 2017

/s/ Isaac Blech Isaac Blech	Vice Chairman, Board of Directors	March 3, 2017

/s/ Kurt Conti Kurt Conti	Director	March 3, 2017

/s/ James I. Healy James I. Healy	Director	March 3, 2017

/s/ James Loughlin James Loughlin	Director	March 3, 2017

/s/ R. Loch Macdonald R. Loch Macdonald	Chief Scientific Officer and Director	March 3, 2017

/s/ Liam Ratcliffe Liam Ratcliffe	Director	March 3, 2017

/s/ Robert Spiegel Robert Spiegel	Director	March 3, 2017

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

5.2
Advisory Letter from the Internal Revenue Services, dated March 31, 2014, with respect to qualification of the Edge Therapeutics, Inc. 401(k) Profit Sharing Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

10.1
Form of Award Agreement for Inducement Grants (filed as Exhibit 10.1 to the Registrant Registration Statement on Form S-8 (File No. 333-210042) filed on March 9, 2016, and incorporated by reference herein).

23.1	Consent of KPMG LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).